Exhibit 10.43

CARROLS HOLDINGS CORPORATION

STOCK AWARD AGREEMENT

THIS AGREEMENT, dated as of May 3, 2005 is made by and between Carrols Holdings Corporation, a Delaware corporation (hereinafter called the “Company”) and Joseph Zirkman, (hereinafter referred to as the “Grantee”).

WHEREAS, the Company desires, by awarding the Grantee, on the basis hereafter set forth in this agreement (this “Agreement”), shares of common stock, $.01 par value per share, of Carrols Holdings Corporation (the shares of the Company’s common stock are individually referred to as a “Share” and collectively as the “Shares”), to carry out the purposes hereunder;

WHEREAS, the Grantee was previously granted stock options to purchase up to an aggregate of 5,990 Shares (the “Existing Stock Options”) pursuant to certain Stock Option Award Agreements between the Company and Grantee (the “Existing Agreements”);

WHEREAS, the Company desires, and the Grantee accepts, that the grants hereunder are made in consideration of the cancellation and termination of all of Grantee’s Existing Stock Options; and,

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has duly made all determinations necessary or appropriate with respect to the grants hereunder;

NOW, THEREFORE, in consideration of the above premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:

1. Cancellation of Certain Existing Awards. In consideration of the grant of awards hereunder, all Existing Stock Options granted by the Company to the Grantee under the Existing Agreements are hereby canceled and terminated and shall be null and void without any further action by the Grantee or the Company.

2. Grant of Stock. In consideration for the cancellation of all Existing Stock Options, the Company grants to the Grantee as of May 3, 2005 (the “Date of Grant”) 5,990 Shares, subject to all of the terms and conditions of this Agreement and the Stockholders Agreement (as defined below) to which the Grantee shall become a party contemporaneously herewith. The Shares granted hereunder shall be fully vested and non-forfeitable as of the Date of Grant.

3. Stockholders Agreement; Stockholder Rights.

(a)

By execution by the Grantee of this Agreement, the Grantee hereby agrees that he or she is now a party to the Stockholders Agreement as a Management Holder (as defined therein) and as a Stockholder (as defined therein) and is hereby bound by and subject to the terms and restrictions of the Stockholders Agreement. As used herein, the term “Stockholders Agreement” means the Stockholders Agreement, dated as of March 27, 1997, as amended, among the Company, Madison Dearborn Capital Partners, L.P., Madison Dearborn Capital Partners II, L.P., BIB Holdings (Bermuda) Ltd. (as successor in interest to Atlantic Restaurants, Inc.), Alan Vituli, Daniel T. Accordino and Joseph Zirkman.

(b)	Upon issuance of certificates (or book-entry registration) for Shares in the name of the Grantee, he or she shall thereupon be a stockholder with respect to the Shares represented by such certificates and shall have the rights of a stockholder with respect to such Shares, including the right to vote such Shares and to receive all dividends and other distributions paid with respect to such Shares.

4. Rights of Repurchase.

(a)	Repurchase Option.

(i) If the Grantee’s employment by the Company, or, where appropriate, a Subsidiary (as defined below) terminates (other than a termination for Cause (as defined below)), and if such termination occurs prior to the consummation of an IPO (as defined below), then each Share previously issued to the Grantee hereunder (a “Repurchase Share”) shall be subject to repurchase (a “Repurchase Option”) by the Company for a price equal to the Fair Market Value (as defined below) of such Repurchase Share.

(ii) If the Grantee ceases to be employed by the Company or any of its Subsidiaries as a result of the Grantee’s termination for Cause and if such termination occurs prior to the consummation of an IPO, then, on the date the Company, or where appropriate, a Subsidiary delivers notice of termination of employment for Cause to the Grantee, each Repurchase Share of such Grantee shall be subject to a Repurchase Option by the Company for a price equal to the lesser of (1) the Fair Market Value of such Repurchase Share, and (2) $10.00 per Share.

(iii) As used herein, the term “Cause” means the Grantee’s: (1) commission of a felony; (2) unauthorized disclosure of confidential proprietary information of the Company or any Subsidiary which disclosure the Grantee knows or reasonably should have known would be reasonably likely to result in material damage to the Company or a Subsidiary; (3) material failure of the Grantee to properly perform the duties of the position for which the Grantee is responsible; (4) engagement in material self dealing in breach of fiduciary duties with respect to the assets or properties of the Company or a Subsidiary unless disclosed to and approved by the disinterested members of the Board of Directors of the Company (the “Board”); (5) act of gross misconduct in connection with the Grantee’s performance of his or her duties; or (6) chronic alcohol or drug abuse rendering the Grantee incapable of carrying out his or her duties as determined in good faith by the Committee continuing after the Grantee is given a reasonable opportunity to obtain medical or other appropriate treatment or rehabilitation.

(iv) For purposes of this Agreement, (1) the transfer of the Grantee’s employment or service between the Company and any Subsidiary (or between Subsidiaries) without an intervening period of separation shall not be deemed a termination of employment or service, and (2) if the Grantee is granted in writing a leave of absence, he or she shall be deemed to have remained in the employ or service of the Company or the Subsidiary during such leave of absence.

(v) As used herein, the term “Fair Market Value” shall equal the earnings of the Company before interest, income taxes, depreciation and amortization, excluding any extraordinary or non-recurring gains or losses for the four calendar quarters ending immediately prior to the valuation date (the “Valuation Year”) multiplied by 6.0, less then sum of the average during the Valuation Year of any interest—bearing debt, preferred stock and any accrued and unpaid interest and preferred dividends, divided by the average of common shares outstanding during the Valuation Year. Interpretation of Fair Market Value shall be at the reasonable determination of the Committee.

(vi) As used herein, the term “IPO” means a firm commitment underwritten public offering of the Company’s Shares pursuant to a registration statement under the Securities Act of 1933, as amended (the “1933 Act”).

(vii) As used herein, the term “Subsidiary” means any corporation, other than the Company, in which the Company has at least a fifty percent beneficial ownership interest.

(b)	Clawback Right.

If the Company has not consummated an IPO by December 31, 2006, then except as provided in Section 4(d) hereof, the Company shall have the right to repurchase (the “Clawback Right”) from the Grantee, and the Grantee hereby agrees to sell to the Company, up to 958 Shares (the “Clawback Shares”) at a price of $10.00 per Share; provided, however, that the provisions of this Section 4(b) shall not apply in the event underwriters reasonably acceptable to the Company propose an IPO of the Company’s common stock based upon an expected pre-offering valuation of the Company’s stockholders’ equity of at least $200,000,000 and the Company elects not to consummate such an offering. Notwithstanding anything herein to the contrary, the Clawback Right shall be applicable to the Grantee only if the Grantee has been granted 100 or more Shares hereunder.

(c)	The Repurchase Option or the Clawback Right shall be exercisable by the Company as follows:

(i) The Board may elect to purchase all or any portion of the Repurchase Shares or Clawback Shares (as the case may be) by delivering written notice (the “Repurchase Notice”) to the holder or holders of the Repurchase Shares or Clawback Shares (as the case may be) within 90 days after the termination in the case of the Repurchase Option, or within 90 days after December 31, 2006, in the case of the Clawback Right. The Repurchase Notice shall set forth the number of Repurchase Shares or Clawback Shares (as the case may be) to be acquired from such holder of Repurchase Shares or Clawback Shares (as the case may be) the aggregate consideration to be paid therefore and the time and place for the closing of the transaction.

(ii) The closing of the purchase of the Repurchase Shares or the Clawback Shares shall take place on the date designated by the Company in the Repurchase Notice, which date shall not be more than 60 days nor less than 5 days after the delivery of such notice. The Company shall pay for the Repurchase Shares or Clawback Shares (as the case may be) by delivery of a check or wire transfer of funds. The Company shall be entitled to receive from the Grantee customary representations and warranties regarding the sale of the Repurchase Shares or the Clawback Shares (including representations and warranties regarding good title to such shares, free and clear of any liens or encumbrances).

(iii) Notwithstanding anything to the contrary contained hereunder, all repurchases of Repurchase Shares or the Clawback Shares (as the case may be) by the Company shall be subject to applicable restrictions contained in the Delaware General Corporation Law, federal securities laws or state securities or “blue-sky” laws, and in the Company’s and its Subsidiaries’ debt and equity financing agreements. If any such restrictions prohibit the repurchase of Repurchase Shares or Clawback Shares hereunder which the Company is otherwise entitled or required to make, the time periods provided herein shall be suspended, and the Company may make such repurchases as soon as it is permitted to do so under such restrictions.

(d)	In the event of a Change of Control (as defined below), notwithstanding anything to the contrary in this Agreement, the Company’s Clawback Right and Repurchase Option shall terminate and the Company shall no longer have the Clawback Right or the Repurchase Option.

(e)	As used herein, the term “Change of Control” means:

(i) The acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), excluding for this purpose any employee benefit plan of the Company or its Subsidiaries which acquires beneficial ownership of voting securities of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;

(ii)(1) Individuals who are elected as members of the Board of Directors of the Company (the “Incumbent Board”) pursuant to the terms of the Stockholders Agreement cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director on or after the effective date of the Stockholders Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.;

(ii)(2) Notwithstanding the foregoing, subparagraph (e)(ii)(1) above shall not apply to any change in the Incumbent Board during the period in which the Stockholders Agreement is in effect and a majority of the Board of the Company is designated or otherwise appointed to serve on the Board under the provisions of such Stockholders Agreement;

(iii) Approval and consummation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company; or

(iv) The Company ceases to own at least 50 percent of Carrols Corporation.

(v) A Change of Control shall not be deemed to have occurred as a result of any purchase or acquisition of shares of capital stock in the Company by Madison Dearborn Capital Partners, L.P. and its affiliates, Madison Dearborn Capital Partners II, L.P. and its affiliates, BIB Holdings (Bermuda) Ltd. and its affiliates, or any combination thereof.

5. Sale of Company

(a)	If the Board and the holders of a majority of the Company’s Shares approve a Sale of the Company (the “Approved Sale”), the holders of Shares shall consent to and raise no objections against the Approved Sale of the Company, and if the Approved Sale of the Company is structured as a sale of capital stock, the holders of Shares shall agree to sell their Shares on the terms and conditions approved by the Board and the holders of a majority of the Company’s Shares. The holders of Shares shall take all necessary and desirable actions in connection with the consummation of the Approved Sale of the Company. Notwithstanding the foregoing, in the event the consideration to be received by the holders of Shares in connection with the Approved Sale shall include either: (i) shares of common stock of a class which is not listed on an national securities exchange or in the Nasdaq system and which is not entitled to registration rights for sale in a registered public offering under the 1933 Act, or (ii) shares of senior equity securities which do not provide for a scheduled redemption or a redemption at the option of the holders thereof, such holders shall not be required to sell their Shares pursuant to this Section 5(a) (collectively, the “Illiquid Consideration”).

(b)	The obligations of the holders of Shares with respect to the Approved Sale is subject to the satisfaction of the condition that, upon the consummation of the Approved Sale, all of the holders of Shares receive the same form and amount of consideration per Share or if any holders of Shares are given an option as to the form and amount of consideration to be received, all holders be given the same option.

(c)	If the Company or the holders of the Company’s securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Shares shall, at the request of the Company, appoint a “purchaser representative” (as such term is defined in Rule 501) reasonably acceptable to the Company. If any holder of Shares appoints a purchaser representative designated by the Company, the Company shall pay the fees of such purchaser representative. However, if any holder of Shares declines to appoint the purchaser representative (reasonably acceptable to the Company), and such holder shall be responsible for the fees of the purchaser representative so appointed.

(d)	The Grantee and other holders of Shares (if any) shall bear their pro-rata share (based upon the number of Shares sold) of the costs of any sale of Shares pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all holders of Shares and are not otherwise paid by the Company or the acquiring party. Costs incurred by the Grantee and the other holders of Shares on their own behalf shall not be considered costs of the transaction hereunder.

(e)	The provisions of this Section 5 shall terminate upon the completion of a Qualified Public Offering.

(f)

As used herein, “Independent Third Party” shall mean any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Company’s Shares on a fully-diluted basis (a “5% Owner”); who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) or any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons; “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof; “Qualified Public Offering” shall mean the sale in an underwritten public offering registered under the 1933 Act of the Company’s Shares resulting in aggregate gross proceeds to the Company of at least $50 million and a price per Share of not less than $108.2353 (as such amount is equitably adjusted for subsequent stock splits, stock dividends and recapitalizations); and “Sale of the Company” shall mean the sale of the Company to an Independent Third Party or affiliated group of Independent Third Parties pursuant to which such party or parties acquire: (i) Shares of the Company possessing the voting power to elect a majority of the Company’s board of directors (whether by merger, consolidation or sale or transfer of the Company’s Shares); or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

6. Compliance with Laws and Regulations. The issuance and transfer of Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of Federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed at the time of such issuance or transfer. Grantee understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

7. Nontransferability of Shares. The Shares may not be sold, transferred, assigned or otherwise alienated or hypothecated (any of the foregoing, a “Transfer”) until the earlier to occur of (i) May 3, 2007 or (ii) a Change of Control. Thereafter, Transfers may be made only in accordance with and pursuant to the Stockholders Agreement and the 1933 Act. Notwithstanding the foregoing, the Grantee may, if permitted by state law or the rules and regulations governing any exchange on which the Shares are traded, Transfer, without payment of consideration, any grant of Shares to a member of such Grantee’s immediate family or to a trust or partnership whose beneficiaries are one or more members of such Grantee’s immediate family. For purposes of this Paragraph, the term “immediate family” shall include the Grantee’s spouse, children and grandchildren.

8. Withholding; Section 83.

(a)	On the date of execution by Grantee of this Agreement, the Grantee either shall pay to the Company, in cash, all Federal, state and local taxes of any kind required by law to be withheld with respect to such amount or, if the Grantee receives 400 or fewer shares hereunder and so elects, the Company will arrange for such amount to be deducted from compensation otherwise payable to the Grantee over the next 12 months. The obligations of the Company hereunder shall be conditional on the Grantee’s compliance with the preceding sentence.

(b)	The Grantee understands that Section 83 of the Internal Revenue Code of 1986, as amended, taxes as compensation income the fair market value of the Shares as of the Date of Grant.

9. Certificates; Legends.

The Company shall cause each certificate representing the Shares to be issued in the Grantee’s name and such Shares shall be fully paid and nonassessable and free from preemptive rights. Each such certificate shall bear a legend to the effect that the transferability of each such Shares is restricted in accordance with the provisions of the 1933 Act, the Stockholders Agreement and this Agreement.

(a)	The Grantee (a) has been advised by the Company that the Shares have not been, and will not be, registered under the 1933 Act, (b) represents and warrants that he or she is acquiring the Shares for his or her own account for investment and not with a view to, or for resale in connection with, a distribution thereof, (c) understands that he or she must bear the economic risk of his or her investment in the Shares for an indefinite period of time and (d) agrees that the Shares will not be resold or otherwise disposed of unless registered under the 1933 Act or unless an exemption form registration is available, and that the certificate evidencing the Shares will bear a legend to that effect.

(b)	The Grantee (i) agrees that the Shares shall be subject to, and shall be held by him or her in accordance with, all of the applicable terms and provisions this Agreement, and (ii) agrees that the Company may place on the certificates representing the Shares or new or additional or different shares or securities distributed with respect to the Shares such legend or legends as the Company may deem appropriate and that the Company may place a stop transfer order with respect to such Shares with the transfer agent for the Shares.

(c)	The Grantee (i) agrees that the Shares shall be subject to, and shall be held by him or her in accordance with, all of the applicable terms and provisions of the Stockholders Agreement, and (ii) agrees that the Company may place on the certificates representing the Shares or new or additional or different shares or securities distributed with respect to the Shares such legend or legends as the Company may deem appropriate and that the Company may place a stop transfer order with respect to such Shares with the transfer agent for the Shares.

10. Administration.

(a)	The Committee shall have the power to interpret this Agreement. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

(b)	Shares representing a grant hereunder shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more certificates (which may bear appropriate legends referring to the terms and conditions applicable to such grant). The certificates shall be held in custody by the Company until all transfer restrictions thereon shall have lapsed and the Grantee thereafter requests that the Company deliver such certificates to him or her.

(c)	The grant under this Agreement shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or its Subsidiaries and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to the level of compensation.

11. Notice. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to him or her at the address given beneath his or her signature hereto. By a notice given pursuant to this Section 11, either party may hereafter designate a different address for notices to be delivered. Any notice which is required to be given to the Grantee shall, if the Grantee is deceased, be given to the Grantee’s personal representative. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

12. Interpretation; Illegality. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company forthwith to the Committee, which shall review such dispute at its next regular meeting. The resolution of such dispute by the Committee shall be final and binding on the Company and on the Grantee. In the event any provision hereunder shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

13. Amendment. Any amendment to this Agreement shall be in writing and signed by the Company and the Grantee.

14. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York without resort to that State’s conflict-of-laws rules.

15. Entire Agreement. This Agreement and the Stockholders Agreement, which are incorporated herein by reference, constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

CARROLS HOLDINGS CORPORATION

By:	/s/ Alan Vituli
Alan Vituli Chairman & CEO

/s/ Joseph A, Zirkman
Joseph A. Zirkman